Exhibit (h)(viii)

AMENDMENT NO. 3 TO ADMINISTRATION AGREEMENT

AMENDMENT made as of this 12 day of April, 2010 to the Administration Agreement (the “Agreement”) dated as of November 1, 2004, as amended, by and between William Blair Funds, a business trust organized under the laws of the State of Delaware (the “Fund”) and State Street Bank and Trust Company (“State Street”), a Massachusetts trust company. Defined terms used herein shall have the same meaning as set forth in the Agreement.

WHEREAS, the Fund and State Street have entered into the Agreement for the provision by State Street of certain administrative services to the Fund;

WHEREAS, the Fund and State Street wish to amend Appendix B to the Agreement to provide that State Street shall also provide management reporting, treasury administration and financial reporting services to the Fund; and

WHEREAS, the Fund and State Street desire to amend the Agreement to extend the term thereof;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Schedule B annexed hereto shall replace any prior Appendix B to the Agreement.

2.	Section 7(a) of the Agreement is hereby amended by deleting the first paragraph of such Section in its entirety and inserting the following paragraph in lieu thereof:

“This Agreement shall remain in effect until July 31, 2013 (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall continue until terminated by either party upon one-hundred-twenty (120) days’ prior written notice to the other party.”

3.	This Amendment contains the entire understanding between the parties with respect to the transactions contemplated hereby. To the extent that any provision of this Amendment modifies or is otherwise inconsistent with any provision of the Agreement, this Amendment shall control, but the Agreement shall otherwise remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael Rogers
Name:	Michael Rogers
Title:	Executive Vice President

WILLIAM BLAIR FUNDS

By:	/s/ Colette M. Garavalia
Name:	Colette M. Garavalia
Title:	Treasurer